EXHIBIT 99.2

Signature of Reporting Person

SECTOR PERFORMANCE FUND, LP

By:	Sector Performance GP, LP, its general partner

By:	Sector Performance LLC, its general partner

By:	/s/ David W. Knickel

David W. Knickel

Vice President and Chief Finanacial Officer